UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

electroCore, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Friday, August 4, 2023

Dear Stockholder:

The Annual Meeting of Stockholders of electroCore, Inc., (the “Company”), will be held virtually via the Internet at www.virtualshareholdermeeting.com/ECOR2023, on Friday, August 4, 2023 at 9:00 a.m. Eastern time for the following purposes:

1.	To elect one Class II director to the Board for a three-year term of office expiring at the 2026 Annual Meeting of Stockholders; and

2.	To ratify the selection of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

These items of business are more fully described in the Proxy Statement available at the website listed in this Notice. All stockholders are invited to attend the meeting. The record date for the Annual Meeting is June 5, 2023. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting.

The 2023 Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast on the internet. No physical meeting will be held.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’
Meeting to Be Held on August 4, 2023 at 9:00 a.m. Eastern Time virtually via the Internet at
www.virtualshareholdermeeting.com/ECOR2023

The Proxy Statement and Annual Report on Form 10-K
are available at www.proxyvote.com.

By Order of the Board of Directors,

Brian Posner

Chief Financial Officer and Corporate Secretary

Rockaway, New Jersey
June 5, 2023

You are cordially invited to attend the virtual annual meeting. Whether or not you expect to attend the virtual annual meeting, please complete, date, sign and return the enclosed proxy, or vote by phone or online as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience.

i

TABLE OF CONTENTS

Page

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	2

PROPOSAL 1 - ELECTION OF A DIRECTOR	8

BOARD DIVERSITY	15

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	16

PROPOSAL 2 - RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS	22

EXECUTIVE OFFICERS	23

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	24

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	25

EXECUTIVE COMPENSATION	26

DIRECTOR COMPENSATION	31

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	33

TRANSACTIONS WITH RELATED PERSONS	34

HOUSEHOLDING OF PROXY MATERIALS	36

ADDITIONAL INFORMATION	36

NEXT YEAR’S ANNUAL MEETING	37

OTHER MATTERS	38

ii

Forward-Looking Statements

This Proxy Statement contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company’s expectations or beliefs concerning future events. All statements other than statements of historical facts contained in this Proxy Statement, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. These forward-looking statements rely on assumptions and involve risks and uncertainties, many of which are beyond the Company’s control, including, but not limited to, factors detailed in this Proxy Statement and under Part I, “Item 1A. Risk Factors” and in other sections of our most recent Annual Report on Form 10-K, as amended on Form 10-K/A, and in our other subsequent filings with the Securities and Exchange Commission (the “SEC”). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and, except as required by law, the Company undertakes no duty to update or revise any forward-looking statement.

iii

200 Forge Way, Suite 205

Rockaway, NJ 07866

PROXY STATEMENT
FOR THE 2023 Annual Meeting OF STOCKHOLDERS

To Be Held on August 4, 2023

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

electroCore, Inc. (“electroCore” or the “Company”) is sending you these proxy materials because the Board of Directors of electroCore is soliciting your proxy to vote at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the related proxy card, or follow the instructions below to submit your proxy by phone or online.

The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively online via the virtual meeting website at www.virtualshareholdermeeting.com/ECOR2023. Hosting a virtual meeting enables increased stockholder attendance since stockholders can participate from any location around the world. Stockholders can vote via the internet in advance or during the virtual Annual Meeting.

Will I receive a printed proxy statement and Annual Report on Form 10-K?

Under the “notice and access” rules adopted by the SEC, we are furnishing proxy materials to our stockholders primarily via the internet, instead of mailing printed copies of those materials to each stockholder. As a result, the Company intends to mail a notice of Internet availability of proxy materials on or about June 9, 2023 to all stockholders of record entitled to vote at the Annual Meeting. The notice contains instructions on how to access our proxy materials, including our proxy statement and our annual report. The notice also instructs you on how to access your proxy card to vote through the internet or by telephone. The notice is not a proxy card and cannot be used to vote your shares.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help minimize the environmental impact of the Annual Meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

How do I attend the virtual Annual Meeting?

This year the annual meeting will be a completely virtual meeting. There will be no physical meeting. The meeting will only be conducted via live webcast.

To participate in the virtual meeting, visit www.virtualshareholdermeeting.com/ECOR2023 and enter the 16-digit control number included on your notice of Internet availability of proxy materials or on your proxy card. You may begin to log into the meeting platform beginning at 8:45 a.m. Eastern Time on Friday, August 4, 2023. The meeting will begin promptly at 9:00 a.m., Eastern Time on Friday, August 4, 2023.

The virtual meeting platform is fully supported across browsers (Microsoft Edge, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong internet connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

Technical assistance will be available for stockholders who experience technical issues accessing the meeting. Contact information for technical support will appear on the virtual meeting website prior to the start of the meeting.

However, even if you plan to attend the virtual Annual Meeting, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.

How do I gain admission to the virtual Annual Meeting?

You are entitled to attend the virtual Annual Meeting only if you were a stockholder of record as of the record date for the Annual Meeting, which was June 5, 2023, or you hold a valid proxy for the Annual Meeting. You may attend the Annual Meeting, and may vote and submit a question during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/ECOR2023 and using your 16-digit control number to enter the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on June 5, 2023 will be entitled to vote at the Annual Meeting. As of June 2, 2023, there were 4,752,468 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on June 5, 2023 your shares were registered directly in your name with electroCore’s transfer agent, Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”), then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting by going to the virtual meeting website or vote by proxy. Whether or not you plan to attend the Annual Meeting, the Company urges you to fill out and return the related proxy card or vote by proxy by phone or online as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on June 5, 2023 your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and a notice of Internet availability of proxy materials should be forwarded to you by that organization, which notice will contain instructions on how you may direct the voting of your shares and how to access and participate in the Annual Meeting. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account.

How do I ask questions?

If you would like to submit a question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/ECOR2023 which provides functionality for you to submit a question during the meeting. Please note that questions that are pertinent to meeting matters will be answered during the meeting, subject to time constraints, and questions regarding personal matters or others that are not pertinent to meeting matters will not be answered.

On what matters am I voting?

There are two matters scheduled for a vote:

•	Proposal 1. To elect one Class II director to the Board for a three-year term of office expiring at the 2026 Annual Meeting of Stockholders.

•	Proposal 2. To ratify the selection of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

The Board recommends that stockholders vote “For” the nominee to the Board set forth in this proxy statement and “For” Proposal 2.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

With respect to Proposal 1, you may vote for “For” or “Against” or “Abstain” with respect to the nominee.

With respect to Proposal 2, you may vote for “For” or “Against” or you may “Abstain” from voting.

The procedures for voting are:

Stockholder of Record: Shares Registered in Your Name

Stockholders of record may vote their shares (i) electronically at the virtual Annual Meeting, or (ii) by proxy by mail, telephone or Internet. Whether or not you plan to attend the virtual Annual Meeting, the Company urges you to vote by proxy to ensure your vote is counted. You may choose one of the following voting methods to cast your vote.

1.	To vote electronically at the virtual Annual Meeting, see above in “How do I attend the virtual Annual Meeting?”

2.	If you have received a printed copy of these proxy materials, you may vote by mail by simply marking your proxy, dating and signing it, and return it to the Company in the postage-paid envelope provided.

3.	To vote by telephone or Internet, follow the instructions on the proxy card.

The method by which you vote now will in no way limit your right to vote electronically at the virtual Annual Meeting if you later decide to attend.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

Beneficial holders may access the virtual annual meeting with the 16-digit control number provided with their notice of Internet availability of proxy materials.

Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of June 5, 2023.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card by mail, by phone, online or virtually at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, they will not have the authority to vote your shares on matters other than Proposal 2 for the ratification of Marcum LLP as the Company’s independent registered public accounting firm. In the case of Proposal 2, the New York Stock Exchange’s (NYSE) rule allows brokers to vote their customers’ shares on certain “routine” matters in the Proxy Statement at the brokers’ discretion when they have not received timely voting instructions from their customers. We believe that under NYSE rules, Proposal 2 is considered a “routine” matter as to which brokers may exercise voting discretion.

The NYSE rules on broker discretionary voting prohibit banks, brokers, and other intermediaries from voting uninstructed shares on certain matters, including the election of directors. Notwithstanding the NYSE rule, banks, brokers, and other intermediaries may choose not to exercise any permitted discretion, in which case, if you hold your stock in street name and do not instruct your bank, broker, or other intermediary how to vote in the election of directors, it is possible that no votes will be cast on your behalf with respect to either Proposal 1 or Proposal 2. It is important that you cast your vote on all matters.

Are abstentions and broker non-votes counted as votes cast?

No. Under the laws of the State of Delaware, the Company’s state of incorporation, “votes cast” at a meeting of stockholders by the holders of shares entitled to vote are determinative of the outcome of the matter subject to vote. Abstentions and broker non-votes will not be considered “votes cast” based on current Delaware law requirements and the Company’s Certificate of Incorporation and by-laws.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” with respect to the individual director nominee and “For” Proposal 2. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

The Company will pay for the entire cost of soliciting proxies. In addition to these proxy materials, the Company’s directors and employees may also solicit proxies by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. The Company will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one notice of Internet availability of proxy materials?

If you receive more than one notice of Internet availability of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions in the notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by phone or online.

•	You may send a timely written notice that you are revoking your proxy to electroCore’s Corporate Secretary at 200 Forge Way, Suite 205, Rockaway, NJ 07866.

•	You may attend the Annual Meeting and vote virtually. Simply attending the Annual Meeting without voting virtually will not, by itself, revoke your proxy.

Your most current proxy card or proxy submitted by phone or online is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for each of the proposals, votes “For,” “Against” and any broker non-votes and abstentions. For Proposal 1, broker non-votes will have no effect and will not be counted toward the vote total. For Proposal 2, it is expected that brokers will have voting discretion if the beneficial owner does not give instructions as to how to vote although not all brokers may choose to exercise that discretion. Broker non-votes and abstentions will have no effect on the voting for Proposal 1, but will have the effect of a vote against Proposal 2.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other nominee can still vote the shares with respect to matters that are considered to be “routine,” but cannot vote the shares with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, reverse stock splits, stockholder proposals, elections of directors (even if not contested) and, executive compensation, including advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation. The ratification of the selection of the independent registered public accounting firm is generally considered to be “routine” and brokers, banks or other nominees generally have discretionary voting power with respect to such proposals although not all brokers and nominees may choose to exercise that discretion. Broker non-votes will be counted for the purpose of determining whether a quorum is present at the Annual Meeting.

How many votes are needed to approve each proposal?

Regarding Proposal 1, the election of a director, the Board’s nominee will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of a director, and which did not abstain. Only votes “For,” or “Against” will affect the outcome with respect to this proposal, and abstentions will have no effect.

To be approved, Proposal 2, the ratification of Marcum as the Company’s independent registered public accounting firm, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter, and which did not abstain. Abstentions will have the effect of a vote against Proposal 2.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum is present if stockholders holding at least 33.33% of the outstanding shares of common stock entitled to vote are present at the Annual Meeting in person or represented by proxy. As of June 2, 2023, there were 4,752,468 shares outstanding and entitled to vote. Thus, the holders of 1,584,156 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) by mail, by phone or online or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that the Company expects to file within four business days after the Annual Meeting. If final voting results are not available to the Company in time to file a Form 8-K within four business days after the Annual Meeting, it intends to file a Form 8-K to publish preliminary results and, within four business days after the final results are known, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement and Form 10-K are available at www.proxyvote.com.

PROPOSAL 1 - ELECTION OF A DIRECTOR

The Board is divided into three classes and currently has eight members following the resignation of Joseph P. Errico in May 2022. Pursuant to action of the Board in accordance with the bylaws of the Company, the size of the Board will be reduced to seven members effective upon the expiration of the term of Trevor J. Moody as a current Class II director who is not standing for reelection. Each class has a three-year term expiring at the annual meeting in the third year following election. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, will serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Thomas M. Patton, a continuing Class II director whose term of office expires as of the 2023 Annual Meeting, has been nominated by the Board for re-election at the Annual Meeting. If elected at the Annual Meeting, Mr. Patton will serve until the 2026 Annual Meeting of Stockholders. The Company may consider actions to increase the number of Class II directors in the future.

It is the Company’s policy to invite and encourage directors and the director nominee to attend the Annual Meeting. All of the then-incumbent directors attended the 2022 Annual Meeting.

Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors, and which did not abstain. Accordingly, for Proposal 1, the nominee has to receive the highest number of votes cast in order to be elected. Shares represented by executed copies of the accompanying proxies will be voted, if authority to do so is not withheld, for the election of Mr. Patton.

If the nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for such nominee will instead be voted for the election of a substitute nominee that the Board will propose. The person nominated for election has agreed to serve if elected. The Company has no reason to believe that the nominee will be unable to serve.

NOMINEE FOR THE CLASS II DIRECTOR POSITION

The Company’s nominating and governance committee seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the nominating and governance committee has identified and evaluated the nominee in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the nominating and governance committee views as critical to effective functioning of the Board. The brief biography below includes information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of the director or nominee that led the nominating and governance committee to believe that nominee should continue to serve on the Board. However, each of the members of the nominating and governance committee may have a variety of reasons why he believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

The following is a brief biography of the nominee for director and a discussion of the specific experience, qualifications, attributes or skills of such nominee that led the nominating and governance committee to recommend that person as a nominee for director, as of the date of this proxy statement.

Thomas M. Patton

Thomas M. Patton, 59, has served as a member of the Board since April 2020. He is a seasoned healthcare executive and board member with operational, strategic, financial, legal, compliance and transactional experience, from start-ups to growth companies, both public and private. He currently is an Advisor to the private equity firm SV Health Investors and serves on the board of the Connecticut Port Authority and is Co-Chair of its audit committee. He was the Chief Executive Officer and member of the board of directors of Ximedica, LLC, a private medical products outsource design and development company from August 2020 to May 2021. From 2015 to 2021, he also served on the Board of Misonix, Inc., a publicly traded ultrasonic surgical tools and wound care company, and chaired that company’s audit committee, from October 2015 to November 2021 and served as President and Chief Executive Officer of CAS Medical Systems, a publicly traded developer and distributor of patient monitoring equipment, from 2010-2019. His prior experience includes as Co-Founder, President and CEO of QDx, Inc., a developer of unique micro-fluidic diagnostic technology utilizing digital imaging techniques for hematologic analysis, as President and Chief Operating Officer of Novametrix Medical Systems, Inc., and as CEO of Wright Medical Technology, Inc. Mr. Patton has served on more than a dozen boards of directors for both public and private medical products and services companies. Mr. Patton holds a B.A. in economics from Holy Cross University and J.D. from Georgetown University Law Center. The Board believes that Mr. Patton’s business and financial experience, as well as his medical device industry expertise, qualify him to serve on the Board.

Required Vote

Regarding Proposal 1, the Board’s nominee will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the director election matter, and which did not abstain. Only votes “For,” or “Against” will affect the outcome with respect to this proposal, and abstentions will have no effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE ELECTION OF THE NOMINEE LISTED IN THIS PROPOSAL NO. 1.

CONTINUING DIRECTORS

Class III Directors (Terms Expiring in 2024)

Peter Cuneo

Peter Cuneo, 79, has served as a member of the Board since April 2020 and been the Chairman of the Board since October 2021. He brings significant executive leadership and turn-around experience to the Board. He currently serves as a Managing Principal of Cuneo & Company LLC, a private investment and management company that he founded. He previously served as executive chairman of CIIG Capital Partners II, a special acquisition corporation listed on Nasdaq, from September 2022 until April 2023 following the completion of the business combination with Zapp Electric Vehicles, Inc. He was the Chairman of Arrival Ltd., a global electric vehicle company, from September 2021 until February 2023. Mr. Cuneo’s past experience includes serving as Chief Executive Officer of Marvel Entertainment and as Vice Chairmen until its sale to Disney in 2009, and served on the Board of Iconix Brand Group from 2007 through 2021. Earlier in his career, he successfully led three turnarounds, first as President of Clairol’s Personal Care Division, as President of Black and Decker’s Security Hardware Group, and as Chief Executive Officer of Remington Products. Mr. Cuneo’s board experience includes serving as Chairman of Valiant Entertainment from 2012 to 2018 following Cuneo & Company LLC’s investment in the company. He currently serves as Chairman emeritus of the Alfred University Board of Trustees and served on the Board of the National Archives Foundation in Washington, D.C. until 2023. Mr. Cuneo holds an M.B.A. from Harvard Business School, a B.S. from Alfred University and was a Lieutenant in the United States Navy, having served two deployments during the Vietnam War. The Board believes that Mr. Cuneo’s extensive business and financial background, including his significant consumer-focused expertise, qualify him to serve on the Board.

Thomas J. Errico, M.D.

Thomas J. Errico, M.D., 71, has served as a member of the Board since 2005, when he co-founded the company with Joseph P. Errico and Peter S. Staats, M.D. Dr. Errico has been a board-certified orthopedic surgeon since 1986, and currently serves as a pediatric orthopedic spine surgeon at Nicklaus Children’s Hospital. He served as the Chief, Division of Spine Surgery in Orthopedics, NYU Langone Health from 1997 until 2018. He currently serves on the board of Setting Scoliosis Straight, a nonprofit organization focused on advancing medical techniques in the treatment of spinal deformities and is also an Adjunct Professor of the Department of Orthopaedic Surgery in the NYU Grossman School of Medicine. In addition, Dr. Errico is a member of the International Society for the Advancement of Spine Surgery, and served as its President from 2010 to 2011. He is also an original member of the North American Spine Society, and served as its President from 2003 to 2004. Dr. Errico has founded multiple companies in the healthcare industry, including Spinecore, Inc. in 2001, where he served as a director until it was sold to Stryker, Inc. in 2004. Dr. Errico was also a founding member of K2M Group Holdings, Inc. in January 2004. Dr. Errico holds a B.S. in Zoology from Rutgers University and an M.D. from Rutgers Medical School, formerly the University of Medicine and Dentistry of New Jersey. The Board believes Dr. Errico is qualified to serve on the Board due to his long tenure as a practicing spine-surgeon and his leadership role with a world-class medical institution, as well as serving as a co-founder, director and investor in a number of successful early-stage healthcare companies.

John P. Gandolfo

John P. Gandolfo, 62, has served as a member of the Board since April 2020. He brings to the Board more than 30 years of financial leadership at both public and private companies across multiple industry sectors, including in expense control and cash flow optimization. He currently serves as Chief Financial Officer of Eyenovia, Inc., a publicly held, late clinical stage biopharmaceutical company focusing on the development of ophthalmic drugs since 2018. Prior to Eyenovia, he served as Chief Financial Officer of Xtant Medical Holdings, Inc., a publicly held orthopedic and spine medical device company with multiple operations throughout the United States from 2010 to 2017. His prior healthcare-related experience includes roles as Chief Financial Officer of Progenitor Cell Therapy LLC, Power Medical Interventions and Bioject, Inc., among others. Mr. Gandolfo’s experience also includes serving on the audit committees of the boards of multiple medical technology companies including the Odyssey Health, Inc., a medical device company which he has served as a director since 2019. Mr. Gandolfo holds a B.A. in business administration from Rutgers University. The Board believes that these experiences, and his ability to serve as a financial expert on the Company’s audit committee, qualify him to serve on the Board.

Class I Directors (Terms Expiring in 2025)

Daniel S. Goldberger

Daniel S. Goldberger, 64, has served as the Company’s Chief Executive Officer and a member of the Board since October 2019. Mr. Goldberger served as a Director of Koru Medical Systems, a manufacturer of infusion pump systems, from April 2017 until May 2022 and he served as its Executive Chairman from August 2017 until September 2019. From January 2018 to September 2019, Mr. Goldberger served as the Chief Executive Officer of Synergy Disc Replacement Inc., a private company commercializing a proprietary total disc implant for cervical spine therapy. From July 2017 to September 2017, Mr. Goldberger served as chief executive officer of Milestone Medical, Inc. Prior to this he served as the chief executive officer of Xtant Medical Holdings, Inc. from August 2013 to January 2017. He also served as the chief executive officer of Sound Surgical Technologies LLC from April 2007 to February 2013. Mr. Goldberger also served on the boards of Xtant Medical Holdings, Inc., Sound Surgical, Xcorporeal and Glucon. Mr. Goldberger earned a B.S. in Mechanical Engineering from The Massachusetts Institute of Technology, and a M.S. in Mechanical Engineering from Stanford University. The Board believes that Mr. Goldberger’s extensive senior management experience in the medical device industry, including as the Company’s Chief Executive Officer, qualify him for service on the Board.

Julie A. Goldstein

Julie A. Goldstein, 65, has served as a member of the Board since March 2022. Ms. Goldstein has more than 30 years of leadership expertise in product, media and entertainment marketing, which spans a career in radio, television, music and theater. Ms. Goldstein’s specific expertise includes operations, sales development, advertising, and project management. She has also spearheaded many major national and international marketing campaigns. She was a producer for the Broadway musical First Date from 2013 to 2014. At music labels JIVE Records, RCA Records, and Virgin Records, she served as Vice President of marketing and development. She also held the position of Vice President of marketing and sales at NewsCorp / TV Guide Television Network and began her career in radio marketing. Her expertise around spending and strategic marketing techniques contributed to RCA’s turnaround. She received the Billboard Magazine’s Radio Promotion Director of the Year, Bertelsmann Key Management Award, and Virgin Records Promotion Director of the Year. Ms. Goldstein holds a B.A. in Communications and Social Welfare from California State University at Chico. The Board believes Ms. Goldstein’s extensive media and marketing expertise qualifies her to serve on the Board.

Patricia Wilber

Patricia Wilber, 61, has served as a member of the Board since March 2022. Ms. Wilber has been a Chief Marketing Officer, global business strategist, and board member who delivers organizational and cultural transformation for branding. She is a pioneer in new franchise models and branded partnerships. Ms. Wilber last served as the Executive Vice President, CMO, and Managing Director of Partnerships, EMEA, the highest position in the marketing department at Disney from 2015 to 2018, where she drove growth for Walt Disney Company’s marquee brands by leading marketing and communications for Disney, Pixar, Star Wars, and Marvel. Additionally, she established and led EMEA’s 40-country integrated marketing, franchise and partnership functions, including a major reorganization of the EMEA channels to boost growth and profitability by significantly reducing expenses. Ms. Wilber has also served as a member of the board of CIIG Capital Partners II, a special acquisition corporation listed on Nasdaq since March 2023. Following the closing of a business combination between CIIG Capital Partners II and Zapp Electric Vehicles, Inc., she is serving as a member of the board of directors of Zapp Electric Vehicles, Inc. and is the chair of its nominating and corporate governance committee and a member of its audit committee. She also currently serves on the board of the medical nonprofit organizations, Vibrant Emotional Health and Yale New Haven Hospital. She served on the board of Euro Disney SCA from 2015 to 2018, and Magical Cruise Company, more commonly known as the Disney Cruise Line from 2013 to 2018. Ms. Wilber holds a B.A. in History from Brown University. The Board believes Ms. Wilber’s strategic marketing expertise qualifies her to serve on the Board.

NON-CONTINUING DIRECTOR

Trevor J. Moody

Trevor J. Moody, 58, has served as a member of the Board since March 2013. Mr. Moody has served since January 2010 as President of TM Strategic Advisors LLC, a management consultancy serving the boards, investors, and senior management of both emerging and established medical technology companies. He also served as Medical Device Partner at MH Carnegie & Co. Pty Ltd from October 2013 until April 2022, where he made venture capital investments in medical device companies. He served on the board of Simplify Medical Pty Ltd. from its recapitalization in December 2014 through to its sale to NuVasive Inc. in February 2021. From July 2015 to December 2015, Mr. Moody served as interim CEO of a MH Carnegie & Co. portfolio company, Cardiac Dimensions Pty Ltd. From 1999 to 2010, Mr. Moody was at Frazier Healthcare Ventures, a large healthcare-focused venture capital and private equity investment firm. He was a General Partner at Frazier Healthcare Ventures from 2005 to 2010. Prior to that, he was a Senior Consultant at The Wilkerson Group, a leading healthcare strategic consultancy. Mr. Moody currently also serves on the board of directors of a non-profit called Angel Flight West, and on the boards of several private and public corporations, including Cardiac Dimensions Pty Ltd., EBR Systems, Inc., Renew Medical Pty Ltd, The Brain Protection Company Pty Ltd, and CurvaFix, Inc. Mr. Moody received his B.E. from the University of Southern Queensland, Australia, and his M.S. in Management from the Massachusetts Institute of Technology (Sloan School). The Board believes that Mr. Moody’s experience, with over 25 years in the development, commercialization and funding of innovative, growth-oriented medical technologies, qualify him to serve on the Board. Mr. Moody is expected to serve out the remainder of his term of office as a Class II director until immediately prior to this year’s Annual Meeting, and is not standing for re-election at the Annual Meeting.

Skills Matrix

Each director brings relevant experience to the Board. The matrix below shows the Board’s mix of key skills and experience in areas that are important to the Company’s business. The skills and experience matrix is also used to identify the skills which the Company considers when nominating directors. The matrix is a summary; it does not include all the skills, experiences and qualifications that each director nominee offers, and if a particular skill, experience or qualification is not listed it should not signal that a director does not possess that skill, experience or qualification.

Demographic Background

The Board is committed to having diverse individuals from different backgrounds with varying perspectives, professional experience, education and skills serving as members of the Board. The Board believes that a diverse membership with a variety of perspectives and experiences is an important feature of a well-functioning board.

BOARD DIVERSITY

Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix
Board Size:
Total Number of Directors	8

	Male	Female	Non-Binary	Gender Undisclosed
Gender:	6	2	—	—

Number of directors who identify in any of the categories below:
African American or Black	—	—	—	—
Alaskan Native or American Indian	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	6	2	—	—
Two or more races or ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Undisclosed	—	—	—	—

Of our eight current directors, two (25%) identify as having at least one diversity characteristic (i.e., female, non-binary, LGBTQ+ and/or race or ethnicity other than white).

During 2021 and early 2022, the Nomination and Governance Committee made a concerted effort to recruit new diverse directors to the Board culminating in the appointment of Ms. Goldstein and Ms. Wilber in March 2022.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE
GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

Our common stock is listed on the Nasdaq Capital Market. Under Nasdaq rules, independent directors must comprise a majority of the Company’s board of directors. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board has undertaken a review of the independence of each director and considered whether each director has a material relationship with the Company that could compromise his or her ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, the Board has determined that each of the Company’s current directors other than Daniel Goldberger, the Company’s CEO, are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making these determinations, the Board has reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities and relationships as they may relate to the Company and its management, including the beneficial ownership of capital stock of the Company by each non-employee director, any relevant family relationships, and the transactions involving directors described in the section entitled “Certain Related Party Transactions.”

BOARD LEADERSHIP STRUCTURE

The Board has an independent chairman, Mr. Cuneo, who has authority, among other things, to call and preside at Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chairman has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and the Company’s stockholders. As a result, the Company believes that having an independent Board Chairman enhances the effectiveness of the Board as a whole.

There are no family relationships among any of the Company’s directors and executive officers, except that Dr. Thomas J. Errico is the uncle of Joseph P. Errico, who resigned as a member of the Board effective May 22, 2023, nor have any of our executive officers or key employees been involved in a legal proceeding that would be required to be disclosed pursuant to Item 401(f) of Regulation S-K of the Exchange Act.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the key functions of the Board is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure and the Company’s audit committee is responsible for considering and discussing the Company’s major financial risk exposures and the Company’s risk assessment and risk management policies (including those related to data privacy, data security and cybersecurity). The Company’s audit committee also periodically reviews the general process for the oversight of risk management by the Board.

The nominating and governance committee monitors compliance with legal and regulatory requirements and the effectiveness of the Company’s corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. The Company’s nominating and governance committee is responsible for overseeing the Company’s risk management efforts generally, including the allocation of risk management functions among the Board and its committees. The Company’s compensation committee is responsible for assessing and monitoring whether any of the Company’s compensation policies and programs has the potential to encourage excessive risk-taking.

MEETINGS OF THE BOARD OF DIRECTORS

The Board met five times during 2022. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committee(s) on which he or she served, that were held during the portion of 2022 for which he or she was a director or committee member.

Nasdaq rules require that the non-management directors of the board meet at regularly scheduled executive sessions, without management present, in order to empower the non-management directors to serve as a more effective check on management. During 2022, the Company’s non-management directors met in executive session, without management present, at the end of regularly scheduled board meetings or during scheduled executive session calls. Mr. Cuneo, the Company’s current Board Chairman, presided over the executive sessions.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an audit committee, a compensation committee and a nominating and governance committee. The following table provides membership and meeting information for 2022 for each of the Board committees.

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee
Michael G. Atieh(1)	X		X
Peter Cuneo			X
Thomas J. Errico, M.D.		X	X*
John P. Gandolfo	X	X
Julie Goldstein(2)			X
Trevor J. Moody		X*
Stephen L. Ondra, M.D.(3)			X
Thomas M. Patton	X*
Patricia Wilber(4)	X
Number of meetings in 2022	6	5	5

*Committee Chair

(1)	Mr. Atieh resigned from the Board and its committees effective June 8, 2022.

(2)	Ms. Goldstein joined the Board on March 15, 2022 and became a member of the Nominating and Governance Committee on May 5, 2022.

(3)	Dr. Ondra resigned from the Board and its committees effective March 4, 2022.

(4)	Ms. Wilber joined the Board on March 15, 2022 and became a member of the Audit Committee on May 5, 2022.

Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence,” and each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company.

Audit Committee

The Company’s audit committee reviews the Company’s internal accounting procedures and consults with and reviews the services provided by the Company’s independent registered public accountants. The Company’s audit committee currently consists of three directors, Mr. Gandolfo, Mr. Patton and Ms. Wilber. Mr. Patton is the chairman of the audit committee and the Board has determined that Mr. Gandolfo and Mr. Patton are each an “audit committee financial expert” as defined by SEC rules and regulations. The Board has determined that each of the members of the Company’s audit committee is independent under Nasdaq listing rules and under Rule 10A-3 under the Exchange Act. The Company intends to continue to evaluate the requirements applicable to it and intends to comply with the future requirements to the extent that they become applicable to the Company’s audit committee. The principal duties and responsibilities of the Company’s audit committee include:

•	appointing, compensating, retaining, evaluating, terminating and overseeing the Company’s independent registered public accounting firm;

•	discussing with the Company’s independent registered public accounting firm their independence from management and the Company;

•	reviewing with the Company’s independent registered public accounting firm the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by the Company’s independent registered public accounting firm and related fees;

•	overseeing the financial reporting process and discussing with management and the Company’s independent registered public accounting firm the interim and annual financial statements that the Company files with the SEC;

•	reviewing and monitoring the Company’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal control or auditing matters;

•	reviewing the Company’s code of business conduct and ethics and recommending any changes to the Board;

•	reviewing and approving certain related party transactions; and

•	discussing the Company’s major financial risk exposures (including those related to data privacy, data security and network security) and management's program to monitor, assess and control such exposures, including the Company’s risk assessment and risk management policies.

Report of the Audit Committee of the Board of Directors

The audit committee reviewed, and discussed with management and Marcum LLP, the Company’s independent registered public accounting firm, the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2022. The audit committee received, reviewed and discussed (i) the written disclosures and communications from Marcum LLP regarding relationships, if any, which might impair Marcum LLP’s independence from management and the Company, and (ii) all required communications pertaining to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management. Based on the foregoing, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K, as amended on Form 10-K/A, for the fiscal year ended December 31, 2022 and filed with the Securities and Exchange Commission.

Thomas M. Patton, Chair
John P. Gandolfo

Patricia Wilber

The material in this audit committee report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Company’s compensation committee reviews and determines the compensation of the Company’s executive officers. The Company’s compensation committee currently consists of three directors, Dr. Errico, Mr. Moody and Mr. Gandolfo, each of whom is a non-employee member of the Board as defined in Rule 16b-3 under the Exchange Act. Mr. Moody is the chairman of the compensation committee. The Board has determined that the composition of the Company’s compensation committee satisfies the applicable independence requirements under, and the functioning of the Company’s compensation committee complies with the applicable requirements of, Nasdaq rules and SEC rules and regulations. The Company intends to continue to evaluate and intends to comply with all future requirements applicable to its compensation committee. The principal duties and responsibilities of the Company’s compensation committee include:

•	establishing, approving, and making recommendations to the Board regarding performance goals and objectives relevant to the compensation of the Company’s chief executive officer, evaluating the performance of the Company’s chief executive officer in light of those goals and objectives and recommending to the full Board for approval, the chief executive officer’s compensation, including incentive-based and equity-based compensation, based on that evaluation;

•	setting the compensation of the Company’s other executive officers, based in part on recommendations of the chief executive officer;

•	reviewing, approving, and making recommendations to the Board regarding employment agreements, severance arrangements and change of control agreements for the chief executive officer and other executive officers, as appropriate;

•	exercising administrative authority under the Company’s stock plans and employee benefit plans;

•	establishing policies and making recommendations to the Board regarding director compensation;

•	reviewing compensation plans, programs and policies; and

•	handling such other matters that are specifically delegated to the compensation committee by the Board from time to time.

The compensation committee meets regularly in executive session without management present. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, to provide financial or other background information or advice or to otherwise participate in compensation committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the compensation committee regarding his compensation or individual performance objectives. The charter of the compensation committee grants the compensation committee the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it will deem appropriate. In addition, under its charter, the compensation committee has the authority to select, retain and terminate, at the expense of the Company, advice and assistance from any consultants, independent legal counsel or other advisors.

During the years ended December 31, 2022 and 2021, the compensation committee in its discretion did not engage a compensation consultant.

The compensation committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. For executives other than the Chief Executive Officer, the compensation committee solicits and considers evaluations and recommendations submitted to the compensation committee by the Chief Executive Officer with respect to individual employee performance. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the compensation committee with input from other independent Board members, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director share ownership information, stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant to be comparable to us.

Nominating and Governance Committee

The Company’s nominating and governance committee currently consists of three directors, Mr. Cuneo, Dr. Errico and Ms. Goldstein. Dr. Errico is the current chairman of the nominating and governance committee.

The Board has determined that the composition of the Company’s nominating and governance committee satisfies the applicable independence requirements under, and the functioning of the Company’s nominating and governance committee complies with, the applicable requirements of Nasdaq standards and SEC rules and regulations. All of the members of the Company’s nominating and governance committee satisfy the applicable independence requirements of the SEC and Nasdaq. The Company will continue to evaluate and will comply with all future requirements applicable to the Company’s nominating and governance committee. The nominating and governance committee’s responsibilities include:

•	annually reviewing the list of director selection criteria contained in the Company’s corporate governance guidelines, and making recommendations to the Board regarding necessary or appropriate changes thereto;

•	identifying, reviewing and evaluating candidates, including candidates submitted by stockholders, for election to the Board and recommending to the Board (i) nominees to fill vacancies or new positions on the Board and (ii) the slate of nominees to stand for election by the Company’s stockholders at each annual meeting of stockholders;

•	annually recommending to the Board (i) the assignment of directors to serve on each committee; (ii) the chairman of each committee and (iii) the chairman of the Board or lead independent director, as appropriate; developing, recommending, overseeing the implementation of and monitoring compliance with, the Company’s corporate governance guidelines, and periodically reviewing and recommending any necessary or appropriate changes thereto; reviewing the adequacy of the Company’s certificate of incorporation and bylaws and recommending to the Board, as conditions dictate, amendments for consideration by the stockholders; and

•	such other matters as directed by the Board.

The nominating and governance committee believes that candidates for director should have certain minimum qualifications, which are described in the Company’s Corporate Governance Guidelines. The nominating and governance committee also takes these minimum qualifications into account in identifying and evaluating director nominees, including nominees recommended by stockholders. In identifying director nominees, the nominating and governance committee strives for a diverse mix of backgrounds and expertise that enhances the ability of the directors collectively to understand the issues facing the Company and to fulfill the responsibilities of the Board and its committees. During 2021 and early 2022, the Nomination and Governance Committee made a concerted effort to recruit new diverse directors to the Board culminating in the appointment of Ms. Goldstein and Ms. Wilber in March 2022.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our compensation committee was, during the year ended December 31, 2022, an officer or employee of ours, was formerly an officer of ours or had any relationship requiring disclosure by us under Item 404 of Regulation S-K. No interlocking relationship as described in Item 407(e)(4) of Regulation S-K exists between any of our executive officers or Compensation Committee members, on the one hand, and the executive officers or compensation committee members of any other entity, on the other hand, nor has any such interlocking relationship existed in the past.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Any interested party may communicate in writing with any particular director, including the Company’s chairman, any committee of the Board, or the directors as a group, by sending such written communication to the Company’s Corporate Secretary at the Company’s principal executive offices at 200 Forge Way, Suite 205, Rockaway, NJ 07866. Copies of written communications received at such address will be provided to the Board or the relevant director unless such communications are considered, in the reasonable judgment of the Company’s Corporate Secretary, to be of a purely marketing nature or inappropriate for submission to the intended recipient(s). The Corporate Secretary or his designee may analyze and prepare a response to the information contained in communications received and may deliver a copy of the communication to other Company staff members or agents who are responsible for analyzing or responding to complaints or requests. Communications concerning potential director nominees submitted by any of the Company’s stockholders will be forwarded to the chairman of the nominating and governance committee.

CODE OF BUSINESS CONDUCT AND ETHICS FOR EMPLOYEES, EXECUTIVE OFFICERS AND DIRECTORS

The Company has adopted a Code of Business Conduct and Ethics, (the “Code of Conduct”) applicable to all of its employees, executive officers and directors. The Code of Conduct is available on the Company’s website at www.electrocore.com, under the “Corporate Governance” tab of the “Investors” section. The audit committee of the Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. The Company expects that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on its website.

CORPORATE GOVERNANCE GUIDELINES

The Company has adopted Corporate Governance Guidelines to assure that the Board has the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and can make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, are available on the Company’s website at www.electrocore.com.

PROPOSAL 2 - RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The audit committee of the Board has selected Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Marcum LLP has audited the Company’s financial statements since 2020. Representatives of Marcum LLP are expected to be present at the virtual Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s bylaws nor other governing documents or law require stockholder ratification of the selection of Marcum LLP as the Company’s independent registered public accounting firm. However, the audit committee is submitting the selection of Marcum LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2022 and December 31, 2021 by Marcum LLP, the Company’s principal accountants for these each of these two fiscal years.

	Year Ended December 31
	2022	2021
Audit Fees	$278,000	297,000
Audit-Related Fees	—	—
Tax Fees	—	—
Other Fees	—	—
Total Fees	$278,000	297,000

All fees described above were pre-approved by the audit committee.

Audit Fees include fees billed for the fiscal year shown for professional services for the audit of the Company’s annual financial statements, quarterly reviews, and review of the Company’s registration statements and other SEC filings.

PRE-APPROVAL POLICIES AND PROCEDURES

The audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Marcum LLP. The audit committee generally pre-approves specified services in the defined categories of audit services, audit-related, tax and other services up to specified amounts. The terms and fees of the annual engagement of the independent auditor are also subject to the specific pre-approval of the audit committee. The pre-approval of services may be delegated to subcommittees consisting of one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

Required Vote

To be approved, Proposal 2, the ratification of Marcum as independent auditors, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter, and which did not abstain. Abstentions will have the effect of a vote against Proposal 2.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” PROPOSAL NO. 2.

EXECUTIVE OFFICERS

The following table sets forth information concerning the Company’s executive officers:

Name	Age	Position
Daniel S. Goldberger	64	Chief Executive Officer, Director
Brian Posner	61	Chief Financial Officer

EXECUTIVE OFFICERS

The following sets forth certain information with respect to the Company’s executive officer who is not currently a director. Information with respect to the Company’s Chief Executive Officer, Daniel S. Goldberger, is set forth above in “Class I Directors (Terms Expiring in 2025).”

Brian Posner

Brian M. Posner, 61, has served as the Company’s Chief Financial Officer since April 2019. He joined the Company from Cellectar Biosciences, where he most recently served as chief financial officer from April 2018 to March 2019. Prior to Cellectar, Mr. Posner was chief financial officer at Alliqua BioMedical from 2013 to 2018, chief financial officer at Ocean Power Technologies from 2010 to 2013 and chief financial officer at Power Medical Interventions in 2009. Before such time, Mr. Posner spent nine years at Pharmacopeia from 1999 to 2008, where he served as director of finance before serving as chief financial officer from 2006 to 2008 upon Pharmacopeia’s acquisition by Ligand Pharmaceuticals. Before his employment with Pharmacopeia, Mr. Posner was chief financial officer and vice president of operations at Photosynthetic Harvest, a start-up biotechnology company, and regional chief financial officer at Omnicare. Mr. Posner began his career as an audit supervisor at Coopers & Lybrand, which merged with Price Waterhouse to become PricewaterhouseCoopers. Mr. Posner earned an M.B.A. in Managerial Accounting from Pace University’s Lubin School of Business and a B.A. in Accounting from Queens College.

Executive officers serve at the pleasure of our Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company’s shares of common stock as of May 15, 2023 for:

•	each person, or group of affiliated persons, who is known by the Company to beneficially own more than 5% of its shares of common stock;

•	each of the Company’s named executive officers;

•	each of the Company’s directors; and

•	all of the Company’s current executive officers and directors as a group.

The percentage ownership information is based upon 4,749,221 of common stock outstanding as of May 15, 2023. The Company has determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options, restricted and deferred stock units, restricted stock awards or warrants that were outstanding on May 15, 2023 and which are exercisable on or before July 15, 2023, which is 60 days after May 15, 2023. These shares are deemed to be outstanding and beneficially owned by the person holding those options, restricted and deferred stock units, restricted stock awards or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Except as otherwise noted below, the address for persons listed in the table is c/o electroCore, Inc., 200 Forge Way, Suite 205, Rockaway, NJ 07866.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Principal Stockholders:
AWM Investment Company, Inc.(1)	392,254	8.3%
Named Executive Officers and Directors:
Peter Cuneo(2)	27,048	*
Joseph P. Errico(3)	316,416	6.6%
Thomas J. Errico, M.D.(4)	234,336	4.9%
John P. Gandolfo(5)	22,246	*
Daniel S. Goldberger(6)	29,985	*
Julie A. Goldstein(7)	35,129	*
Trevor J. Moody(8)	39,398	*
Thomas M. Patton(9)	20,979	*
Brian M. Posner(10)	29,242	*
Patricia Wilber(11)	4,448	*
Directors and named executive officers as a group (10 persons)	644,513	13.14%

*Denotes less than one percent.

1.	Based on a Schedule 13G filed on February 14, 2023. The address of AWM Investment Company, Inc. is 527 Madison Avenue, Suite 2600, New York, NY 10022.

2.	Represents 27,048 options to purchase shares of common stock.

3.	Represents 115,380 shares of common stock held directly by Mr. Errico and his individual retirement account; 17,756 shares of common stock held directly by Mr. Errico’s spouse, minor children and a trust for the benefit of Mr. Errico’s spouse and minor children; 16,453 shares of common stock and warrants held for the benefit of Mr. Errico and his spouse, minor children and a trust for their benefit indirectly by CV II, CV IV and certain other entities controlled by Joseph P. Errico and Dr. Thomas J. Errico (the “Other Entities”); and 42,463 options to purchase shares of common stock and 15,979 deferred stock units held directly by Mr. Errico. Also includes an additional 108,385 shares and warrants held by CV II, CV IV, and the Other Entities for the benefit of persons other than Mr. Errico. Mr. Errico serves as a manager of CV II, CV IV, and certain of the Other Entities and has or shares voting control over such shares and warrants with Thomas J. Errico, M.D. Mr. Errico resigned from the board effective May 22, 2023.

4.	Represents 85,583 shares of common stock held directly by Dr. Errico; 1,296 shares of common stock held directly by a trust for the benefit of Dr. Errico’s family members; 3,510 shares of common stock and warrants held for the benefit of Dr. Errico indirectly by CV II, CV IV, and the Other Entities; and 14,016 options to purchase shares of common stock, and 8,604 deferred stock units held directly by Dr. Errico. Also includes an additional 121,327 shares and warrants held by CV II, CV IV, and the Other Entities for the benefit of persons other than Dr. Errico. Dr. Errico serves as a manager of CV II, CV IV, and certain of the Other Entities and has or shares voting control over such shares and warrants with Joseph P. Errico.

5.	Represents 1,267 shares of common stock and 20,979 deferred stock units.

6.	Represents 29,985 shares of common stock.

7.	Represents 30,681 shares of common stock and 4,448 deferred stock units.

8.	Represents 31,198 shares of common stock, 8,012 restricted stock units, and 188 options to purchase shares of common stock.

9.	Represents 12,967 shares of common stock and 8,012 deferred stock units.

10.	Represents 6,437 shares of common stock and 22,805 options to purchase shares of common stock.

11.	Represents 3,336 shares of common stock and 1,112 restricted stock units.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s shares of common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to it and written representations that no other reports were required, during the fiscal year ended December 31, 2022, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

EXECUTIVE COMPENSATION

The Company is currently an emerging growth company and is thus subject to the scaled reporting rules applicable to emerging growth companies. The following section describes, under such scaled reporting rules, the compensation the Company paid to its named executive officers for 2022. The following section and notes set forth information for the fiscal years ended December 31, 2022 and 2021, concerning the compensation awarded to, earned by or paid to: (i) our principal executive officer during the fiscal year ended December 31, 2022, and (ii) the most highly compensated executive officer, other than the principal executive officer, during the fiscal year ended December 31, 2022 (collectively, the “NEOs”). The Company’s only executive officers are its Chief Executive Officer and its Chief Financial Officer.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-equity incentive plan compensation ($)	All Other Compensation ($)(3)	Total ($)
Daniel S. Goldberger	2022	556,500	278,250	—	136,912	—	25,943	997,605
Chief Executive Officer	2021	525,000	262,000	—	493,669	—	23,670	1,304,339
Brian Posner	2022	387,000	154,800	—	54,770	—	18,260	614,830
Chief Financial Officer	2021	365,000	146,000	—	301,175	—	23,280	835,455

1.	Bonuses in this column represent discretionary cash bonuses approved by the Board and/or compensation committee of the Board for 2022 or 2021, as applicable.

2.	Includes the value of stock options determined using the grant date fair value computed in accordance with FASB ASC 718. See Note 12 to the consolidated financial statements of the Company for the fiscal year ended December 31, 2022 in the Form 10-K filed by the Company on March 8, 2023 for additional description of the assumptions used in the valuation. Amounts in this column do not reflect the actual economic value that may be realized by the applicable NEO.

3.	On April 17, 2023, Mr. Goldberger voluntarily relinquished the Option Awards granted to him on October 1, 2019, January 25, 2021, and January 17, 2022.

4.	These amounts consist of payments of health care premiums, contributions to health savings accounts, and employer 401(k) contributions.

NARRATIVE TO SUMMARY COMPENSATION TABLE

Executive Compensation Philosophy

The Company reviews compensation annually for all employees, including its NEOs. The Company’s compensation philosophy is centered around two key tenets: (1) building long-term value for the Company’s stockholders, and (2) driving employee engagement. To that end, the Company’s executive compensation program is grounded in the following principles:

Attraction and Engagement	Enable the Company to attract highly-talented people with exceptional leadership capabilities and engage high-caliber talent.
Competitiveness	Provide total compensation opportunity levels that are competitive with those being offered to individuals holding comparable positions at other companies with which the Company competes for business and leadership talent.
Stockholder Alignment	Deliver majority of compensation through pay elements that are designed to create long-term value for the Company’s stockholders, as well as foster a culture of ownership.

The Decision-Making Process

In establishing NEO compensation (base salaries, bonuses and annual equity incentive awards), the Company considers the following:

•	the relative importance of each NEO’s role and responsibilities;

•	how the NEO has performed relative to these roles and responsibilities;

•	overall company performance; and

•	compensation for comparable positions in the market (as defined by a combination of identified industry comparables and industry/size-specific survey data).

The compensation committee oversees the executive compensation program for the Company’s NEOs. The committee may work closely with an independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year and seeks to ensure that the executive compensation program supports the Company’s business goals and aligns with stockholder interests. The compensation committee oversees the executive compensation program for the Company’s NEOs. The committee works closely with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year and ensures that the executive compensation program supports the Company’s business goals and aligns with stockholder interests.

The Board has historically determined the Company’s executives’ compensation. Since the IPO, the compensation committee was tasked with the review and approval of compensation for all executive officers other than the CEO. The Company’s compensation committee typically reviews and discusses management’s proposed compensation with the CEO for all executives other than the CEO.

For the CEO, the compensation committee reviews and recommends to the Board for approval annual compensation targets and associated performance goals. Based on those discussions and after receiving recommendations from the compensation committee, the Board, in its discretion and without members of management present, discusses and ultimately approves the compensation of the Company’s CEO.

During the years ended December 31, 2022 and 2021, the compensation committee in its discretion did not engage a compensation consultant.

Annual Base Salary

For 2021, Mr. Goldberger received a base salary of $525,000 per annum, which was increased to $556,000 for 2022 and $601,020 for 2023. For 2021, Mr. Posner received a base salary of $365,000 per annum, which was increased to $387,000 for 2022 and $415,000 for 2023.

Annual Bonus

The Company offers its NEOs the opportunity to earn annual discretionary cash bonuses, as determined by the Board or the compensation committee annually at their discretion. Actual bonus amounts for the Company’s NEOs are determined by its compensation committee after consideration of the Chief Executive Officer’s recommendations (except with respect to his individual bonus). The Company’s Chief Executive Officer makes recommendations to the compensation committee regarding annual bonus payouts for the executive officers other than himself and does not participate in any discussions with the compensation committee regarding his own compensation.

For 2022, annual bonuses were based on such factors as the Board and the compensation committee deemed appropriate, including a variety of individual and Company priorities and objectives relating to 2022, as well as the individual NEO’s performance as it related to his area of responsibility.

Long-Term Incentives

The Company’s equity-based incentive awards are designed to align the Company’s interests with those of its employees and consultants, including its executive officers. The Company’s compensation committee is responsible for approving equity grants for executive officers other than the CEO. As noted above, CEO equity awards are recommended by the compensation committee for approval by the Board. The Company’s executives generally are awarded an initial new hire grant upon commencement of employment.

Following the IPO, all employee equity awards have been granted pursuant to the 2018 Omnibus Incentive Compensation Plan. All options are granted with a per share exercise price equal to no less than the closing price of the common stock on the Nasdaq Stock Market on or immediately prior to the date of grant. Both time-vested stock options and restricted stock generally vest over a four-year period.

Equity Compensation

The Company generally has granted equity awards to its employees, including its NEOs, as the long-term incentive component of its compensation program.

On January 25, 2021, Mr. Goldberger received an incentive award of 18,000 options to purchase shares of common stock, at an exercise price of $39.90 per share. One-fourth of the options vest on each of the first four anniversaries of the date of grant, subject to Mr. Goldberger’s continued employment with the Company on the applicable vesting dates.

On January 17, 2022, Mr. Goldberger received an incentive award of 16,666 options to purchase shares of common stock, at an exercise price of $11.55 per share. One-third of the options vest on each of the first three anniversaries of the date of grant, subject to Mr. Goldberger’s continued employment with the Company on the applicable vesting dates.

On April 17, 2023, Mr. Goldberger voluntarily relinquished the foregoing incentive awards granted on January 25, 2021 and January 17, 2022, as well as an incentive award of stock options granted to him on October 1, 2021.

On January 18, 2021, Mr. Posner received an incentive award of 16,666 options to purchase shares of common stock, at an exercise price of $26.55 per share. One-fourth of the options vest on each of the first four anniversaries of the grant date, subject to Mr. Posner’s continued employment with the Company on the applicable vesting dates.

On January 14, 2022, Mr. Posner received an incentive award of 6,666 options to purchase shares of common stock, at an exercise price of $11.55 per share. One-third of the option vests on each of the first three anniversaries of the grant date, subject to Mr. Posner’s continued employment with the Company on the applicable vesting dates.

Other Compensation and Benefits

The Company’s NEOs are eligible to participate in the Company’s employee benefit plans and programs, including medical and dental benefits and flexible spending accounts, to the same extent as the Company’s other full-time employees, subject to the terms and eligibility requirements of those plans. The Company also sponsors a 401(k) defined contribution plan in which its NEOs may participate, subject to limits imposed by the Internal Revenue Code, to the same extent as its other full-time employees. Currently, the Company does not match any of the contributions made by participants in the 401(k) plan. These guidelines are overseen by the compensation committee and are subject to change from time to time.

Employment Agreements

The Company’s current executive officers are not party to employment agreements with a fixed term. They are employed on an at-will basis, subject to the terms of (i) their respective offer letters, and (ii) the Executive Severance Policy described below.

Daniel S. Goldberger

Pursuant to his Offer Letter (the “Goldberger Agreement”), Mr. Goldberger was paid an annual base salary of $556,500 for 2022, which was increased to $601,020 for 2023. In addition, Mr. Goldberger is entitled to receive, subject to employment by the Company on the applicable date of bonus payout, an annual target discretionary bonus of up to 50% of his annual base salary, payable at the discretion of the Board. In January 2023, on the recommendation of the compensation committee, Mr. Goldberger’s target discretionary bonus opportunity for 2023 was adjusted to be for up to 60% of his base salary, payable at the discretion of the Board. Pursuant to the Goldberger Agreement, Mr. Goldberger is also eligible to receive healthcare benefits as may be provided from time to time by the Company to its employees generally, to participate in the Company’s 401(k) plan and to receive paid time off annually in accordance with the Company’s policies in effect from time to time.

Brian Posner

Pursuant to his Offer Letter (the “Posner Agreement”), Mr. Posner was paid an annual base salary of $ $387,000 in 2022, which was increased to $415,000 in 2023. In addition, Mr. Posner is entitled to receive, subject to employment by the Company on the applicable date of bonus payout, an annual target bonus of up to 40% of his annual base salary, payable at the discretion of the Board or the compensation committee. Pursuant to the Posner Agreement, Mr. Posner is also eligible to receive healthcare benefits as may be provided from time to time by the Company to its employees generally, to participate in the Company’s 401(k) plan and to receive paid time off annually in accordance with the Company’s policies in effect from time to time.

OUTSTANDING EQUITY AWARDS AT THE END OF 2022

The following table provides information about outstanding options, units and stock awards issued by the Company held by each of the Company’s NEOs as of December 31, 2022. None of the Company’s NEOs held any other equity awards from the Company as of December 31, 2022.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Award Grant Date	Option Expiration Date	Award Grant Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Daniel S. Goldberger(1)	38,217	12,738	$27.90	10/1/2019	10/1/2029	—	3,584	$13,834
	4,500	13,500	$39.90	1/25/2021	1/25/2031	—	—	—
	—	16,666	$11.55	1/17/2022	1/17/2032	—	—	—
Brian M. Posner	6,562	437	$120.90	3/11/2019	3/11/2029	—	—	—
	3,500	3,500	$21.00	6/12/2020	6/12/2030	—	—	—
	4,167	12,499	$26.55	1/18/2021	1/18/2031	—	—	—
	—	6,666	$11.55	1/14/2022	1/14/2032	—	—	—

1 On April 17, 2023, Mr. Goldberger voluntarily relinquished the Option Awards granted on October 1, 2019, January 25, 2021, and January 17, 2022.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Under the Company’s Executive Severance Policy, if the Company terminates an eligible member of its senior management team without “cause” or if the executive resigns for “good reason” (as those terms are defined below), the Company will provide the following severance benefits: (i) severance payment in an amount equal to six months of base salary (or one year of base salary and target bonus in the case of the Company’s Chief Executive Officer or Chief Science and Strategy Officer) payable in equal installments over the six-month or one-year period, as applicable, (ii) the accrued but unpaid annual incentive bonus, if any, for the year ended prior to the executive’s termination of employment payable at the same time such annual bonuses for such year to other members of the senior management team, (iii) an annual incentive bonus, if any, for the year in which the executive’s termination of employment occurred based on actual performance and pro-rated for the period of employment during such year through the executive’s termination of employment; provided that no such pro-rated bonus shall be payable unless the period of employment during such year exceeds a specified number of months which will be paid at the same time annual incentive bonuses for such year are paid to other members of the senior management team and (iv) reimbursement of COBRA premiums for group health continuation coverage paid by the terminated executive for the duration of the “severance period” (as defined below). If the termination without cause or resignation for good reason occurs within two years after a “change in control” the Company will provide the following severance benefits in lieu of the benefits provided in the previous sentence: (i) a lump sum severance payment in an amount equal to one year of base salary (or one and one-half (1.5) years of the sum of base salary and target bonus in the case of the Company’s Chief Executive Officer or Chief Science and Strategy Officer), and (ii) reimbursement of COBRA premiums for group health continuation coverage paid by the terminated executive for the duration of the severance period, and (iii) acceleration of vesting for all outstanding equity compensation and an extension of the period of time to exercise outstanding stock options and stock appreciation rights until the earlier of 150 days following the executive’s termination of employment or the original expiration date for such options or stock appreciation rights.

For purposes of the Executive Severance Policy, “cause” means any of the following: (a) the executive’s willful failure to fulfill, in any material respect, his or her duties and responsibilities to the Company (other than by reason of death, illness or disability); (b) the executive’s willful misconduct, gross negligence or willful acts of personal dishonesty in the performance of his or her duties to the Company that directly, materially and demonstrably impairs or damages the Company’s property, goodwill, reputation, business or finances; (c) the conviction of, or plea of nolo contendere by, the executive to, a felony or a crime involving moral turpitude that materially and demonstrably impairs or damages the Company’s property, goodwill, reputation, business or finances; (d) the executive’s commission of fraud or embezzlement against us; (e) the executive’s willful or intentional violation of any lawful policy that directly, materially and demonstrably impairs or damages the Company’s property, goodwill, reputation, business or finances; or (f) the executive’s breach of the terms of any confidentiality and assignment agreement, which contains restrictive covenants in favor of us.

For purposes of the Executive Severance Policy “good reason” means any of the following (a) any material reduction in the executives base annual compensation prior to a “change in control”; provided, however, that a reduction in the executives base annual compensation will not constitute “good reason” if the Company reduces the annual base compensation of all participants in the Executive Severance Policy on a substantially equivalent basis; (b) any material reduction in the executive’s base annual compensation during the period commencing on or after a “change in control” and ending on the second anniversary of a “change in control”; (c) any material diminution in the executive’s authority, duties, offices, title or responsibilities; or (d) a transfer of executive’s principal place of employment to a location that is more than 30 miles from the executive’s then current principal place of employment.

For purposes of the Executive Severance Policy, “severance period” means the number of months set forth in the table below based on the executive’s employment position at the time of his involuntary termination of employment that results in the executive’s termination for “good reason”:

Severance Period
Employment Position	Prior to a Change in Control or on or After the Second Anniversary of a Change in Control	Two-Year Period After a Change in Control
CEO:	12 months	18 months
All Other Participants:	6 months	12 months

In connection with the appointment of Mr. Posner as Chief Financial Officer effective April 2019, the Company agreed to increase (i) the severance period for Mr. Posner under the Executive Severance Policy from six months to 12 months, and (ii) the Severance Multiple (as defined in the Executive Severance Policy) payable to Mr. Posner from 0.5 to 1.0.

DIRECTOR COMPENSATION

The following table shows certain information with respect to the compensation of all non-employee directors of the Company for the fiscal year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(4)	Option Awards ($)(2)(3)	All Other Compensation ($)(5)	Total ($)
Michael G. Atieh*	23,500	—	—	—	23,500
Peter Cuneo	67,000	—	97,940	—	164,940
Thomas J. Errico, M.D.	55,000	75,000	—	—	130,000
Joseph P. Errico*	47,000	75,000	—	36,000	158,000
John P. Gandolfo	47,000	75,000	—	—	122,000
Julie Goldstein	37,208	75,000	—	—	112,208
Trevor J. Moody	58,000	75,000	—	—	133,000
Stephen L. Ondra, M.D.*	11,750	—	—	—	11,750
Thomas M. Patton	64,000	75,000	—	—	139,000
Patricia Wilber	37,208	75,000	—	—	112,208

* Mr. Atieh resigned from the board effective June 8, 2022. Dr. Ondra resigned from the Board effective March 4, 2022. Mr. Errico resigned from the board effective May 22, 2023.

(1)	Represents the grant date fair value of annual equity awards, granted on December 2, 2022, of 13,732 shares to Joseph P. Errico, Thomas J. Errico, M.D., John P. Gandolfo, Trevor J. Moody and Thomas M. Patton. The awards were granted as either restricted stock units (“RSUs”) or deferred stock units (“DSUs”). Amounts in this column do not reflect the actual economic value that may be realized by the applicable non-employee director.

(2)	Annual equity awards vest in 12 equal monthly installments from the grant date, provided that such grants shall become fully vested on (i) the one-year anniversary of the grant date and (ii) the close of business one business day prior to the Company’s next annual stockholder meeting following the grant date, whichever is earlier, subject to the grantee’s continued service to the Company on the applicable vesting date and earlier vesting upon a change of control of the Company.

(3)	Represents grant date fair value of annual equity awards of 21,502 options with an exercise price of $5.46 per share. The grant date fair value was computed in accordance with FASB ASC 718. See Note 12 to the consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed by the Company on March 8, 2023, for a description of the assumptions used in valuing these options. Amounts in this column do not reflect the actual economic value that may be realized by the applicable nonemployee director.

(4)	Represents the grant date fair value of inaugural director equity awards, granted on March 16, 2022, of 10,000 shares to Julie Goldstein and Patricia Wilber. The awards were granted as either RSUs or DSUs. Amounts in this column do not reflect the actual economic value that may be realized by the applicable non-employee director.

(5)	Represents consulting fees paid for the year ended December 31, 2022.

The Company’s Director Compensation Policy is intended to provide a total compensation package that enables the Company to attract and retain qualified and experienced individuals to serve as directors and to align its directors’ interests with those of its stockholders.

Annual Cash Compensation

The Company pays each of its non-employee directors a cash retainer for service on the Board. The chairman of the Board and of each committee receives an additional retainer for such service. These retainers are payable in quarterly installments on the 15th day of the second month of each calendar quarter, provided that no payment will be made to any director who is no longer serving as a non-employee member of the Board on the relevant payment date. Effective January 1, 2023, the retainers paid to non-employee directors for service on the Board and for service on each committee of the Board on which the director is a member are as follows:

Annual Board Service Retainer
All non-employee directors	$47,000
Non-executive Chairman of the Board	$67,000
Annual Committee Chair Service Retainer
Chair of the Audit Committee	$17,000
Chair of the Compensation Committee	$11,000
Chair of the Nominating & Governance Committee	$8,000

Each member of the Board is entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and any committee of the Board on which he or she serves.

Annual Equity Compensation

The equity compensation set forth below is granted under the 2018 Plan. All stock options granted under this plan and the Director Compensation Policy are nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the 2018 Plan) of the underlying shares of common stock on the date of grant, and a term of 10 years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the 2018 Plan).

Initial Equity Grant

Under the Director Compensation Policy each new non-employee director receives an inaugural equity grant valued at $150,000, subject to a cap of 10,000 shares underlying the applicable award of stock options, restricted stock units or deferred stock units. Each of Ms. Goldstein and Ms. Wilber received an initial equity award under the amended Director Compensation Policy in March 2022. As of September 16, 2022, the Board terminated the cap on future initial equity awards.

Annual Equity Grant

In 2022, on the date of the annual meeting, the Board approved a one-time cap on the number of shares issuable pursuant to such awards valued at $75,000 to each of the six continuing non-employee directors, as follows: (i) 13,732 RSUs or DSUs per director, and (ii) 21,502 stock options for the Chairman of the Board. All such annual awards vest in a single installment on the next annual meeting of stockholders, subject to earlier vesting in the case of a change of control (as defined in the 2018 Plan). Ms. Goldstein and Ms. Wilber received inaugural grants in March 2022. The inaugural grants vest in equal monthly increments over a three-year period from the grant date (subject to earlier vesting in the case of a change of control). All such annual awards vest in 12 equal monthly installments on the next annual meeting of stockholders, subject to earlier vesting in the case of a change of control (as defined in the 2018 Plan).

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table shows information regarding the Company’s equity compensation plans as of December 31, 2022.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	567,000	$55.65	20,638
Equity compensation plans not approved by security holders	—	—	—
Total	567,000	$55.65	20,638

In accordance with the terms of the 2018 Plan, effective January 1, 2023, the Board increased the number of shares available for issuance under the 2018 Plan by 212,473 shares of common stock, which was an amount equal to approximately 4% of the shares of common stock outstanding on a fully diluted basis as of December 31, 2022.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

The Company has adopted a written Code of Business Conduct & Ethics and a written Related Party Transaction Policy (collectively, the “Policies”) that set forth its procedures for the identification, review, consideration and approval or ratification of related person transactions. A related person includes directors, executive officers, beneficial owners of 5% or more of any class of the Company’s voting securities, immediate family members of any of the foregoing persons, and any entities in which any of the foregoing is an executive officer or is an owner of 5% or more ownership interest.

Under the Policies, if a transaction involving an amount in excess of $10,000 has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, information regarding the related person transaction must be reviewed and approved by the Company’s audit committee.

In considering related person transactions, the Company’s audit committee will take into account the relevant available facts and circumstances including, but not limited to:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business of the Company;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to the Company of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Related Party Transaction Policy requires that, in determining whether to approve, ratify or reject a related person transaction, the audit committee must review all relevant information available to it about such transaction, and that it may approve or ratify the related person transaction only if it determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of the Company. The review, approval or ratification of a transaction, arrangement or relationship pursuant to the Related Party Transaction Policy does not necessarily imply that such transaction, arrangement or relationship is required to be disclosed under Item 404(a) of Regulation S-K promulgated by the SEC.

Employee, Officer and Director Hedging

The Company has adopted a written Insider Trading Policy applicable to all directors, officers and employees. The policy prohibits subject individuals from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Company securities.

CERTAIN RELATED PARTY TRANSACTIONS

Except as set forth below, there have been no transactions since January 1, 2022 involving an amount in excess of $120,000 to which the Company has been a participant and in which any of its directors, executive officers or holders of more than 5% of its share capital, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Director Compensation.”

On May 22, 2023, the Company and Joseph P. Errico, a former director who resigned from the Board on such date, entered into an amendment to Mr. Errico’s Consulting Agreement with the Company (the “Consulting Agreement”), pursuant to which Mr. Errico will serve as a Science and Strategic Advisor to the Company providing certain consulting and advisory services to the Company’s Chief Executive Officer for a three-year term. In consideration for such services, Mr. Errico will receive $10,000 per calendar month for up to 20 hours per a month plus hourly or per diem fees for any additional services. The Consulting Agreement contains additional customary provisions, and sets forth a framework for Mr. Errico to attend regularly scheduled meetings of the Board in a non-voting, observer capacity through May 22, 2024.

Indemnification Agreements

The Company’s bylaws contain provisions limiting the liability of directors and providing that the Company will indemnify each of its directors to the fullest extent permitted under the General Corporation Law of the State of Delaware or any other applicable law. The Company’s bylaws also provide the Board with discretion to indemnify the Company’s officers and employees when determined appropriate by the Board.

In addition, the Company has entered and expect to continue to enter into agreements to indemnify its non-employee directors as determined by the Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Company believes that these provisions in its governing documents and indemnification agreements are necessary to attract and retain qualified persons as directors. The Company also maintains customary directors’ and officers’ liability insurance.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are the Company’s stockholders will be “householding” the Company’s notice of Internet availability of proxy materials. A single set of notices will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or us. Direct your written request to electroCore, Inc., Attn: Corporate Secretary, 200 Forge Way, Suite 205, Rockaway, NJ 07866. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

ADDITIONAL INFORMATION

You can obtain a copy of the Company’s Annual Report on Form 10-K including Form 10-K/A filed on May 1, 2023, for the fiscal year ended December 31, 2022 from the SEC’s website at http://www.sec.gov, or without charge upon written request to: electroCore, Inc., Attn: Corporate Secretary, 200 Forge Way, Suite 205, Rockaway, NJ 07866.

NEXT YEAR’S ANNUAL MEETING

Stockholder Proposals for Inclusion in the Proxy Materials for the 2024 Annual Meeting of Stockholders

For stockholders to present proper proposals (other than nominations of directors) for inclusion in our proxy materials for the 2024 annual meeting of stockholders on a timely basis, the relevant information must be received by the Company’s Corporate Secretary at the principal executive offices of the Company, 200 Forge Way, Suite 205, Rockaway, NJ 07866, on or before February 6, 2024; provided that in the event that the date of the 2024 annual meeting is advanced more than 30 days prior to, or delayed by more than 30 days after, the anniversary of this year’s annual meeting, the relevant information must be received by the Company no later than the deadline set forth in a public announcement made by the Company, which deadline will be a reasonable time after that public announcement and a reasonable time before the Company begins to print and send its proxy materials for the 2024 annual meeting. All such proposals must comply with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of the stockholder proposals in company-sponsored proxy materials.

Stockholder Proposals for Consideration at the 2024 Annual Meeting of Stockholders, but not for Inclusion in the Proxy Materials

The Company’s amended and restated bylaws also require advanced notice of any stockholder proposal to be proposed, but not included in our proxy materials for the 2024 annual meeting (other than the nomination of candidates for election as a director). Any stockholder considering such a proposal should carefully review the Company’s amended and restated bylaws, which describe the timing, procedural and substantive requirements for such proposal. Proposals of matters for consideration at the 2024 annual meeting of stockholders, but not for inclusion in the proxy materials, must be received no earlier than April 6, 2024 and no later than May 6, 2024; provided that in the event that the date of the 2024 annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of this year’s annual meeting, notice by a stockholder to be timely must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made.

Director Nominations by a Stockholder for the 2024 Annual Meeting of Stockholders

The Company’s amended and restated bylaws also require advanced notice of any stockholder proposal for nomination of candidates for election as a director. Any stockholder considering a proposal for nomination of candidates for election as a director should carefully review the Company’s amended and restated bylaws, which describe the timing, procedural and substantive requirements for such proposal. Proposals for director nominations must be received no earlier than April 6, 2024 and no later than May 6, 2024; provided that in the event that the date of the 2024 annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of this year’s annual meeting, notice by a stockholder to be timely must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made.

Director Nominations by a Stockholder Intending to Solicit Proxies for the 2024 Annual Meeting of Stockholders

In addition to satisfying all the requirements under the Company’s bylaws, to comply with the SEC’s new universal proxy rules for the Company’s 2024 annual meeting, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth all of the information required by Rule 14a-19 under the Exchange Act no later than June 5, 2024 provided that the date of the meeting has not changed by more than 30 calendar days. If such meeting date is changed by more than 30 days, then notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. To make a submission or to request a copy of our amended and restated bylaws, stockholders should contact our Corporate Secretary.

General Requirements

Any proposal must be delivered to, or mailed and received by, the Company’s Corporate Secretary at the principal executive offices of the Company, in writing and in proper form, and must set forth the information required by the Company’s amended and restated bylaws and applicable requirements under the Exchange Act rules described above. Any adjournment or postponement of an annual meeting for which notice or a public announcement has been given or made shall not commence a new time period (or extend any time period) for the giving of any stockholder’s notice as described in this section entitled “Next Year’s Annual Meeting.”

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Dated: June 5, 2023

ELECTROCORE, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on August 3, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ECOR2023

Use the Internet to access the virtual annual meeting. Have the 16-digit control number included on your proxy card or the instructions that accompanied your proxy materials.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on August 3, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V18638-P95821 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ELECTROCORE, INC.

The Board of Directors recommends you vote FOR the director named below:

1.	Election of a director until the 2026 Annual Meeting.

	Nominee:	For	Against	Abstain

	1a. Thomas Patton	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2:						For	Against	Abstain

2.	Ratification of appointment of Marcum LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2023.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and Form 10-K are available at www.proxyvote.com.

V18639-P95821

ELECTROCORE, INC.

Annual Meeting of Stockholders

August 4, 2023 9:00 AM ET

This proxy is solicited by the Board of Directors

The stockholders hereby appoint Daniel Goldberger and Brian Posner or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of electroCore, Inc. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM ET, virtually via the Internet at www.virtualshareholdermeeting.com/ECOR2023 and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponements thereof.

Continued and to be signed on reverse side

Your **Vote** Counts!

ELECTROCORE, INC.

2023 Annual Meeting
Vote by August 3, 2023 11:59 PM ET.

V18651-P95821

You invested in ELECTROCORE, INC. and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy material for the stockholder meeting to be held on August 4, 2023.**

Get informed before you vote

View the Proxy Statement, Form 10-K and Form 10-K/A online OR you can receive a free paper or email copy of the material(s) by requesting prior to July 21, 2023. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit **www.ProxyVote.com**

Control #

Smartphone users

Point your camera here and vote without entering a control number

Vote Virtually at the Meeting*

August 4, 2023
9:00 AM ET

Virtually at:
www.virtualshareholdermeeting.com/ECOR2023

*Please check the meeting materials for any special requirements for meeting attendance.

V1.1

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming stockholder meeting of electroCore, Inc. (the "Company"). Please follow the instructions on the reverse side to vote these important matters.

Voting Items	Board Recommends
1. Election of a director until the 2026 Annual Meeting. **Nominee:**	
1a. Thomas Patton	For
2. Ratification of appointment of Marcum LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2023.	For

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click "Delivery Settings".

V18652-P95821